May 18, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of SB Partners' Form 8-K dated May 16, 2006, and have the following comments:

1.	We agree with the statements made in the first, second, third, fourth and sixth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fifth and seventh paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP
New York, New York